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                                   23.(d)(3)a.
       Amendment to Sub-Advisory Agreement - Federated Market Opportunity

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                   AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
                      TRANSAMERICA FUND ADVISORS, INC. AND
               FEDERATED EQUITY MANAGEMENT COMPANY OF PENNSYLVANIA

THIS AMENDMENT is made as of May 1, 2007 to the Sub-Advisory Agreement dated January 1, 1997, as amended (the "Agreement"), between Transamerica Fund Advisors, Inc. ("TFAI") and Federated Equity Management Company Of Pennsylvania ("Federated"), on behalf of Federated Growth & Income (the "Portfolio"), a separate series of AEGON/Transamerica Series Trust (the "Trust"). In consideration of the mutual covenants contained herein, the parties agree as follows:

     1. FUND NAME CHANGE. Any references to Federated Growth & Income are revised to mean Federated Market Opportunity, in response to the name change of the Portfolio, effective May 1, 2007.

     2.   USE OF NAME. The following is added to the Agreement:

          Federated shall give TFAI, for the benefit of the Trust and the Portfolio, for the term of the Agreement, a royalty free, nonexclusive, nontransferable right to use the name "Federated" (hereinafter referred to as the "Mark") in the United States as part of the name of the Portfolio, provided the use of such name is approved by Federated in advance in writing. Such right does not include the right to allow third parties to use the Mark except as specifically provided in the Agreement. TFAI (and the Trust and Portfolio) shall not retain any right to use of the Mark after the termination of the Agreement. Upon termination of the Agreement, TFAI will (and shall use its best efforts to cause the Trust and Portfolio to) immediately terminate all use of the Mark and destroy any remaining unused sales documentation, promotional, marketing, advertising or other written printed or electronic material or performance information ("Material") that contains the Mark with the exception of Material required to be retained pursuant to regulatory recordkeeping requirements. TFAI agrees to use its best efforts to ensure that the nature and quality of the services rendered in connection with the Mark shall conform to the terms of the Agreement. TFAI further agrees to comply (and to use its best efforts to cause the Trust and Portfolio to comply) with any reasonable requirements for the use of the Mark provided from time to time by Federated in writing.

In all other respects, the Sub-Advisory Agreement dated January 1, 1997, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of May 1, 2007.

                                        TRANSAMERICA FUND ADVISORS, INC.


                                        By: /s/ Dennis P. Gallagher
                                            ------------------------------------
                                        Name: Dennis P. Gallagher
                                        Title: Senior Vice President, Secretary,
                                               and General Counsel


                                        FEDERATED EQUITY MANAGEMENT COMPANY OF
                                        PENNSYLVANIA


                                        By: /s/ John B. Fisher
                                            ------------------------------------
                                        Name: John B. Fisher
                                        Title: President, Chief Executive
                                               Officer


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